Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-171841) on Form S-8 of GAIN Capital Holdings, Inc. of our report dated March 31, 2015, relating to our audit of the statement of changes in net assets available for benefits of GAIN Capital Holdings, Inc. 2011 Employee Stock Purchase Plan for the year ended December 31, 2014, which appears in this Annual Report on Form 11-K of GAIN Capital Holdings, Inc. 2011 Employee Stock Purchase Plan for the year ended December 31, 2016.

/s/ RSM US LLP
Stamford, Connecticut
April 14, 2017